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[Letterhead of Reznick Fedder & Silverman appears here]



                Independent Auditors' Report on Internal Control




To the Board of Trustees of
Steadman Technology and Growth Fund

In planning and performing our audit of the financial statements and financial highlights of Steadman Technology and Growth Fund for the year ended June 30, 1997, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of Steadman Technology and Growth Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted a certain matter, as noted below, involving the internal control structure and its operations, including procedures for safeguarding securities, that we considered to be a reportable condition, as of June 30, 1997, under standards established by the American Institute of Certified Public Accountants. Reportable conditions involve matters coming to our attention relating to significant deficiencies in the design or operation of the internal control structure that, in our judgement, could adversely affect the Funds ability to record, process, summerize, and report financial data consistent with the assertions of management in the financial statement.

As of June 30, 1997, and during the year then ended, Steadman Technology and Growth Fund deviated from its policy in respect of concentration of investments in any particular industry or group of industries as recited in its registration statement. Management should review its policies and determine compliance with such policies at all times.

This report is intended solely for the information and use of the Board of Trustees and management of Steadman Technology and Growth Fund and the Securities and Exchange Commission.



                                    /s/ Reznick Fedder & Silverman
                                    REZNICK FEDDER & SILVERMAN


Bethesda, Maryland
July 25, 1997